Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Business Combination as if it was completed on December 31, 2022. The unaudited pro forma combined statement of operations for the year ended December 31, 2022 give pro forma effect to the Business Combination as if it were completed on January 1, 2022. The unaudited pro forma combined balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the combined company would have been had the Business Combination taken place on December 31, 2022, nor is it indicative of the financial condition of the combined company as of any future date. The unaudited pro forma combined statement of operations does not purport to represent, and is not necessarily indicative of, what the actual results of operations of the combined company would have been had the Business Combination taken place on January 1, 2022. The unaudited pro forma combined financial information has been prepared, in accordance with Article 11 of Regulation S-X, and is for informational purposes only. It is subject to several uncertainties and assumptions as described in the accompanying notes. The combined financial information presents the pro forma effects of the following:

•

the sale and issuance of 16,936,715 shares of Class A Common Stock at $9.80 per share with a par value of $0.0001 from the Private Placements, inclusive of 100,000 additional shares of Class A Common Stock issued to the Alvarium PIPE Investors pursuant to the Side Letter;

•	the conversion of the Class D-1 equity interest into an employment contract with the TIG Entities subsequent to the Business Combination;

•	the settlement of the $7.8 million deferred underwriting commissions incurred in connection with Cartesian’s IPO;

•	the extinguishment of historical long-term debt and the issuance of new credit facilities in connection with the Business Combination;

•

the Business Combination described further in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information (the “Business Combination Adjustments” and collectively with the Non-Business Combination Adjustments, the “Pro Forma Adjustments”).

In addition, the Target Companies signed a credit agreement with lenders regarding the terms of a new credit facility, the proceeds of which were used to repay existing indebtedness of the Target Companies and to fund future business growth, including acquisitions.

Cartesian was formed on December 18, 2020. As a special purpose acquisition company (“SPAC”), the Company’s purpose entails efforts to acquire one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Effective September 19, 2021, Cartesian, TWMH, the TIG Entities, and Alvarium entered into an agreement pursuant to which Cartesian intends to use cash and issue shares in exchange for the equity and/or assets of the Target Companies. On December 30, 2022, Cartesian redomiciled and became Alvarium Tiedemann Holdings, Inc. Alvarium Tiedemann Holdings, Inc. is sometimes referred to in this section as “Alvarium Tiedemann”.

The following describes the three operating entities acquired in the Business Combination:

•

TWMH is a premier, full-service wealth management firm focused on providing financial advisory and related family office services to high net worth individuals, families, endowments, and foundations. In addition to a wide range of investment capabilities, TWMH offers a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. The organic growth has been complemented by selective hiring and by two successfully completed acquisitions, which have expanded not only the assets under management, but also TWMH’s professional ranks, geographic footprint, and service capabilities. In addition, TWMH offers extensive Impact Investing advisory services and is a signatory of the Principles for Responsible Investing.

•

The TIG Entities are an alternative investment management firm that manages approximately $3.0 billion of AUM within its internal strategies and with strategic investments with External Strategic Managers that have approximately $5.3 billion of AUM in aggregate as of December 31, 2022. The TIG Entities are focused on partnering with global alternative investment fund managers in order to unlock and achieve growth from both an asset and operational perspective. The TIG Entities have a strong track record of identifying managers that focus on sourcing uncorrelated investment opportunities in both public and private markets, utilizing the TIG Entities’ long-standing operating platform to assist managers with growth. TIG Arbitrage and the TIG Entities’ External Strategic Managers focus on capital preservation and uncorrelated returns, with alpha driven investment strategies that align with the needs of a diverse global investor base. As a growth-oriented partner, the TIG Entities work collaboratively with fund managers on marketing and business development.

•

Alvarium is a global multi-family office and investment boutique that provides tailored solutions for families, foundations, and institutions. Alvarium has four principal business units: Investment group generally provides investment advisory services to high net worth clients globally, defined as investible assets between $30 million and more than $500 million. Alvarium specializes in being the trusted adviser to high net worth families and individuals, trusts, endowments, and foundations with complex needs, providing a completely tailored and independent approach. With the perspective of a global organization combined with local resources, Alvarium provides institutional quality advice, investment, and risk management services, combining deep expertise in alternative asset classes and co-investment opportunities to support high net worth client’s needs, wherever they reside. Alvarium aims to ensure hard earned legacies become long-lasting legacies, with aligned partners and shareholders investing side-by-side with clients.

The diagram below depicts a simplified version of the Company’s organizational structure as of January 3, 2023, immediately following the completion of the Business Combination (the “Closing”).

(1)

As of the Closing, the Alvarium Shareholders hold approximately 27% of the voting power and economic interests in the Company, taking into account the indirect economic interests of any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(2)

As of the Closing, Cartesian’s Public Shareholders hold less than one percent of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(3)

As of the Closing, the PIPE Investors hold approximately 17% of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(4)

As of the Closing, the Sponsor and Independent Directors hold approximately 6% of the voting power of and economic interests in the Company, taking into account any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(5)

As of the Closing, the TWMH Members and the TIG Entities Members hold approximately 50% of the voting power and economic interests in the Company, taking into account the indirect economic interests of any Class B Common Units held by the TWMH Members and the TIG Entities Members.

(6)	Cartesian Growth Corporation was renamed Alvarium Tiedemann Holdings, Inc. following the Domestication and the Business Combination.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination was accounted for in accordance with ASC Topic 805, Business Combination (“ASC 805”), using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). Alvarium Tiedemann has been determined to be the accounting acquirer based on evaluation of the following factors:

•	Alvarium Tiedemann will hold 51%, while non-controlling shareholders will hold 49%.

•

Umbrella, which will hold 100% of the equity of TWMH, the TIG Entities and Alvarium indirectly through its 100% interest in the equity of Alvarium Tiedemann Holdings, LLC, is a variable interest entity (“VIE”). Alvarium Tiedemann will be the sole managing member and primary beneficiary who has full and complete charge of all affairs of Umbrella, and the Class A units of Alvarium Tiedemann do not have substantive participating or kick out rights; and

•

Prior to the close of the Business Combination, no single party had a controlling financial interest in each of the entities involved in the Business Combination. Therefore, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Alvarium Tiedemann will acquire a controlling financial interest in Umbrella and will be the accounting acquirer. Alvarium Tiedemann is the primary beneficiary of Umbrella, which is a VIE, since it has the power to direct the activities of Umbrella that most significantly impact Umbrella’s economic performance through its role as the sole managing member of Umbrella. Additionally, Alvarium Tiedemann’s variable interests in Umbrella include ownership of Umbrella, which results in the right (and obligation) to receive benefits (and absorb losses) of Umbrella that could potentially be significant to Umbrella. Therefore, the Business Combination will be accounted for using the acquisition method. Under this method of accounting, Alvarium Tiedemann is treated as the acquirer and Umbrella is treated as the acquired company for financial statement reporting purposes. Upon the consummation of the Business Combination, the assets and liabilities of Umbrella are recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) is recognized as goodwill.

The Company has determined TWMH to be the predecessor entity to the Business Combination based on a number of considerations, including TWMH former management making up the majority of the senior under administration of the continuing operations of Alvarium Tiedemann. Therefore, the results of operations presented prior to the Business Combination will be those of TWMH. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;

•	the historical financial statements of Cartesian, as of, and for the fiscal year ended December 31, 2022, included elsewhere in this Current Report on Form 8-K;

•	the historical financial statements of TWMH, the TIG Entities and Alvarium, as of, and for the fiscal year ended December 31, 2022 included elsewhere in this Current Report on Form 8-K;

•

the sections of the Current Report on Form 8-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cartesian”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TWMH”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the TIG Entities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alvarium”.

The following summarizes the ownership of Class A Common Stock of the Company and the total economic ownership of Alvarium Tiedemann (i.e., assuming each shareholder of Alvarium Topco exchanged his, her or its (a) ordinary shares of Alvarium Topco and (b) class A shares of Alvarium Topco for Class A Common Stock of Cartesian at the Closing) as of the Closing (not taking into account the impact of any Earn-Out Securities):

	Economic Interest in Alvarium Tiedemann (Class A Common Stock)(1)(2)		Voting Interest in Alvarium Tiedemann (Class A and Class B Common Stock)(1)
	Alvarium Tiedemann Units	%	Alvarium Tiedemann Units	%
Alvarium Tiedemann Shareholders	542,051	1.0%	542,051	0.5%
Existing Alvarium Shareholders	30,576,435	53.2%	30,576,435	27.4%
PIPE Investors	18,996,474	33.0%	18,996,474	17.0%
Sponsor and Independent Directors	6,676,836	11.6%	6,676,836	5.1%
Existing TWMH and TIG Entities Members	696,272	1.2%	55,729,233	50.0%

Total	57,488,068	100.0%	112,521,029	100.0%

(1)	The economic and voting interests in Alvarium Tiedemann included in the table give effect to secondary share purchases occurring after the Business Combination.
(2)	The economic interests in Alvarium Tiedemann represent a 51% economic interest in Umbrella. The existing TWMH and TIG Rollover Shareholders will hold a 49% economic interest in Umbrella.

The table below illustrates the ownership of the controlling and noncontrolling interests in Umbrella as of the Closing (not taking into account the impact of any Earn-Out Securities):

	Alvarium Tiedemann Units	%
Umbrella Class A common units held by Alvarium Tiedemann	57,488,068	51%
Umbrella Class B common units held by TWMH and TIG Entities Members	55,032,961	49%

Total Umbrella units	112,521,029	100%

The unaudited pro forma condensed combined financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the Business Combination occurred on the dates indicated or the future results that the Company will experience. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2022

(in thousands)

	Cartesian (Historical)	TWMH (Historical)	TIG Entities (Historical)	Alvarium (Historical) (Note 2)	Non-Business Combination Adjustments			Business Combination Adjustments			Pro Forma Combined
Assets
Cash and cash equivalents	$86	$7,131	$1,592	$8,643	$165,000	(a	)	$(39,502)	(e	)	$43,215
					(7,800)	(b	)	349,984	(g	)
					3,101	(c	)	(99,999)	(h	)
								(345,021)	(j	)
Restricted cash and cash equivalents	—	—	6,750	—	—			—			6,750
Investments at fair value	—	145	148,529	9	—			—			148,683
Cash and securities held in Trust Account	349,984	—	—	—	—			(349,984)	(g	)	—
Equity method investments	—	52	—	8,399	—			—			8,451
Fees receivable	—	19,540	16,040	54,895				—			90,475
Intangible assets, net	—	20,578	—	106,266	—			448,160	(i	)	575,004
Goodwill	—	25,464	—	53,547	—			455,182	(i	)	534,193
Fixed assets, net	—	975	141	2,903				—			4,019
Other assets	—	8,008	6,980	328	2,164	(c	)	—			17,480
Right-of-use assets	—	10,095	2,750	11,125	—			—			23,970

Total assets	$350,070	$91,988	$182,782	$246,115	$162,465			$418,820			$1,452,240

Liabilities and Shareholders’ Equity
Accrued compensation and profit sharing	$—	$15,660	$9,392	$—	$10,659	(d	)	$—			$35,711
Accrued member distributions payable	—	11,422	—	—	—			—			11,422
Accounts payable and accrued expenses	8,005	8,073	26,672	53,962	—			12,341	(f	)	109,053
	—	—	—	—	—			(39,502)	(e	)	(39,502)
Lease liabilities	—	10,713	2,823	13,911	—			—			27,447
Earn-in consideration, at fair value	—	1,519	—	—	—			—			1,519
Payable under delayed share purchase agreement	—	1,818	—	—	—			—			1,818
Debt	491	21,187	42,452	60,666	5,265	(c	)	—			130,061
Deferred tax liability, net	—	82	—	25,965	(3,102)	(d	)	46,796	(i	)(vii)	69,741
Fair value of payout right	—	3,662	—	—	—			—			3,662
Deferred underwriting fee	7,800	—	—	—	(7,800)	(b	)	—			—
Warrant liability	10,531	—	—	—	—			—			10,531
Earnout liability	—	—	—	—	—			74,999	(i	)(iii)	74,999
TRA liability	—	—	—	—	—			9,500	(i	)(iv)	9,500

Total liabilities	26,909	74,136	81,339	154,504	5,022			104,134			446,044

Commitments and contingencies:
Class A ordinary shares subject to possible redemption	349,984	—	—	—	—			(349,984)	(j	)(k)	—
Equity:
Preference shares	—	—	—	—	—			—			—
Class A common stock	—	—	—	—	2	(a	)	9	(j	)	12
								1	(l	)
Class A ordinary shares	—	—	—	—	—			—			—
Class B ordinary shares	1	—	—	—	—			(1)	(l	)	—
Members’ capital – Class A	—	3	—	—	—			(3)	(i	)(viii)	—
Members’ capital – Class B	—	18,607	—	—	—			(18,607)	(i	)(viii)	—
Total members’ equity	—	—	101,443	—	(7,557)	(d	)	(93,886)	(i	)(viii)	—
Equity attributable to the owners of the parent company	—	—	—	91,606				(91,606)	(i	)(viii)	—
Additional paid-in capital	1,201	—	—	—	164,998	(a	)	—			476,922
								305,761	(i	)(i)
								99,998	(j	)(ii)
								(99,999)	(h	)
								4,963	(k	)
								(79,011)	(i	)(ix)
								79,011	(i	)(ix)
Retained earnings (accumulated deficit)	(28,025)	—	—	—				(12,341)	(f	)	(28,025)
								12,341	(i	)(x)
Accumulated other comprehensive income (loss)	—	(1,077)	—	—	—			1,077	(i	)(xi)	—
Non-controlling interest in subsidiaries	—	319	—	5	—			(324)	(i	)(xii)	557,287
								282,469	(i	)(v)
								274,818	(i	)(vi)

Total shareholders’ equity (deficit)	(26,823)	17,852	101,443	91,611	157,443			664,670			1,006,196

Total liabilities and shareholders’ equity	$350,070	$91,988	$182,782	$246,115	$162,465			$418,820			$1,452,240

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands, except for share amounts)

	Cartesian (Historical)	TWMH (Historical)	TIG Entities (Historical)	Alvarium (Historical) (Note 2)	Non-Business Combination Adjustments			Business Combination Adjustments			Pro Forma Combined
Income:
Management/Advisory fees	$—	$76,872	$44,104	$90,696	—			$—			$211,672
Incentive fees	—	—	15,440	3,529	—			—			18,969
Other income/fees	—	—	—	9,275	—			—			9,275

Total Income	—	76,872	59,544	103,500	—			—			239,916

Expenses:
Compensation and employee benefits	—	51,234	20,165	86,907	10,659	(a	)	—			168,965
Systems, technology, and telephone	—	6,331	2,454	4,176	—			—			12,961
Occupancy costs	—	4,503	1,406	4,151	—			—			10,060
Professional fees	8,563	9,401	8,659	20,401	—			12,341	(b	)	59,365
Travel and entertainment	—	1,724	1,191	2,736	—			—			5,651
Marketing	—	1,170	—	516	—			—			1,686
Business insurance expenses	—	1,147	438	1,436	—			—			3,021
Education and training	—	39	—	1,146	—			—			1,185
Contributions, donations and dues	—	303	—	—	—			—			303
Depreciation expense	—	453	12	641	—			—			1,106
Amortization of intangible assets	—	1,886	172	6,462	—			148	(c	)	8,668
Other operating expenses	296	—	876	4,138	—			—			5,310

Operating expenses	8,859	78,191	35,373	132,710	10,659			12,489			278,281

Operating income (loss)	(8,859)	(1,319)	24,171	(29,210)	(10,659)			(12,489)			(38,365)
Other income (expenses):
Interest and dividend income	4,975	206	—	200	—			(4,975)	(d	)	406
Interest expense	(32)	(633)	(2,593)	(7,208)	(1,281)	(e	)	—			(11,747)
Other investment gain (loss), net	12,540	(97)	20,666	(2,041)	—			—			31,068
Change in fair value of payout right	—	(3,662)	—	—	—			—			(3,662)
Income from equity method investments	—	33	—	1,151	—			—			1,184
Earn-in consideration loss	—	(221)	—	—	—			—			(221)
Other-than-temporary gain (loss) on equity method investments	—	—	—	5,317	—			—			5,317
Change in fair value of interest rate swap	—	276	—	—	—			—			276
Change in fair value of conversion option liability	(41)	—	—	—	—			—			(41)
Other expenses	196	(54)	—	—	—			—			142

Income (loss) before taxes	8,779	(5,471)	42,244	(31,791)	(11,940)			(17,464)			(15,643)
Income tax (expense) benefit	—	(527)	(841)	5,939	3,475	(f	)	(3,493)	(f	)	4,553

Net income (loss)	8,779	(5,998)	41,403	(25,852)	(8,465)			(20,957)			(11,090)
Net income (loss) attributed to non-controlling interests in subsidiaries	—	(113)	—	(12)	(4,140)	(g	)(i)	(2,162)	(g	)(ii)	(6,427)

Net income (loss) attributable to Alvarium Tiedemann	$8,779	$(5,885)	$41,403	$(25,840)	$(4,325)			$(18,795)			$(4,663)

Pro Forma Earnings Per Share
Basic											$(0.08)
Diluted											$(0.08)
Pro Forma Number of Shares Used in Computing Earnings Per Share
Basic (#)											57,488,068
Diluted (#)											57,488,068

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Description of the Business Combination

Description of the Business Combination

On September 19, 2021, Cartesian Growth Corporation entered into the Business Combination Agreement with, inter alios, TWMH, the TIG Entities, and Alvarium, as described under the heading “Proposal No. 1.—The Business Combination Proposal—The Business Combination Agreement”. Subject to the terms of the Business Combination Agreement, the consideration for the Business Combination will be funded through a combination of cash from Cartesian, proceeds from the proposed Private Placements and rollover equity from the Alvarium Tiedemann equity holders (refer to Estimated Sources and Uses below). As a result of the transaction, the Alvarium Tiedemann equity holders will collectively hold a majority of the equity of Umbrella (Alvarium Tiedemann Capital, LLC). The Business Combination was structured as a customary Up-C transaction, whereby Cartesian will directly or indirectly own equity in Umbrella and hold direct voting rights in Umbrella. Pursuant to and in connection with the Business Combination, the following transactions occurred:

•

Cartesian changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware, upon which Cartesian changed its name to “Alvarium Tiedemann Holdings, Inc.” and adopted the Proposed Charter and the Proposed Bylaws;

•

In conjunction with Cartesian’s change in jurisdiction, (a) each outstanding Class A ordinary share automatically converted into one share of Alvarium Tiedemann Class A Common Stock, (b) each outstanding Class B ordinary share automatically converted into one share of Alvarium Tiedemann Class A Common Stock and (c) the outstanding warrants to purchase Class A ordinary shares automatically became exercisable for shares of Alvarium Tiedemann Class A Common Stock.

•	Alvarium Tiedemann formed Umbrella Merger Sub;

•	TWMH and the TIG Entities’ equity owners formed Umbrella;

•	The TIG Entities distributed their interests in the External Strategic Managers in which they made strategic investments to Umbrella;

•	Alvarium equity owners formed Alvarium TopCo where Alvarium is a wholly-owned subsidiary of Alvarium TopCo;

•	Alvarium equity owners exchanged their equity interests in Alvarium for equity interests in Alvarium Tiedemann;

•	Umbrella merged with Umbrella Merger Sub, pursuant to which Umbrella will survive;

•	Alvarium Tiedemann contributed 100% of equity interest in Alvarium TopCo to Umbrella in exchange for equity interest in Umbrella;

•

Alvarium Tiedemann, TWMH and the TIG Entities entered into a tax receivable agreement (“TRA”) through which Alvarium Tiedemann made additional payments to the members of TWMH and the members of the TIG Entities for the tax benefits realized with the step-up in tax basis created as a result of the exchange of units of Umbrella for Alvarium Tiedemann stock or other consideration;

•	Alvarium Tiedemann contributed cash to Umbrella;

•

In exchange for the assets and businesses contributed to Umbrella and its subsidiaries, (a) the TWMH, TIG Entities, and Alvarium shareholders were paid an implied equity value of approximately $965 million, consisting of (i) $100.0 million of cash consideration for the secondary sale of units (subject to adjustment), (ii) shares of Alvarium Tiedemann Class A ordinary shares, and (iii) common units in Umbrella.

•

Alvarium Tiedemann received all amounts at the Closing then available in the Trust Account (plus the proceeds of any equity financing received in connection with the Private Placements), net of amounts required (a) to make the cash consideration payments as a result of the Business Combination and (b) to redeem any of the Public Shareholders exercising their respective redemption rights, and contributed any such amounts to Umbrella to pay the transaction expenses of Cartesian, TWMH, the TIG Entities and Alvarium and otherwise for general corporate purposes;

•	Alvarium Tiedemann holds 51%, representing economic interests in Umbrella while non-controlling shareholders holds 49% representing economic interests in Umbrella;

•

Approximately 2.1 million founders shares were forfeited by the Sponsor, and the remaining approximately 6.4 million founder shares were converted into an equal amount of shares of Class A Common Stock of Alvarium Tiedemann, which include up to approximately 0.8 million shares of Class A Common Stock which are held by Sponsor and subject to potential forfeiture based on a five-year post-closing earn-out, with (i) 50% of such shares being no longer subject to forfeiture if the volume weighted average price (“VWAP”) of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00; and

•	Alvarium Tiedemann adopted an omnibus equity incentive plan for itself and its subsidiaries.

Pursuant to Cartesian’s certificate of incorporation, Cartesian provided its shareholders with the opportunity to redeem their shares in conjunction with a shareholders vote on the transaction contemplated by the Business Combination Agreement, including the Business Combination.

Other related events in connection with the Business Combination

Other related events that occurred in connection with the Business Combination are summarized below:

•	The issuance of 16.9 million shares of Class A Common Stock in the Private Placements to PIPE Investors.

•	Subsequent to the Business Combination, the Class D-1 equity interest holder of TIG Entities will become an employee of the TIG Entities.

•	The settlement of the $7.8 million deferred underwriting commissions incurred in connection with Cartesian’s IPO.

•	The extinguishment of Cartesian, TWMH, TIG Entities, and Alvarium’s debt with a carrying value of $124.8 million.

•

The issuance of new credit facilities in connection with the Business Combination (“New Debt”). This includes a $100.0 million term loan facility, net of $1.8 million in fees, bearing interest at the secured overnight financing rate (“SOFR”) plus a Credit Spread Adjustment (“CSA”). A 0.125% change in the estimated interest rate on the term loan facility, which has a variable interest rate, would result in a change in interest expense of approximately $0.1 million for year ended December 31, 2022. A revolving credit facility of $150.0 million, net of $2.8 million in fees bearing interest at the SOFR, plus a CSA, plus a commitment fee (“CF”). A 0.125% change in the estimated interest rate on the revolving credit facility, which has a variable interest rate, would result in an immaterial change in interest expense for the year ended December 31, 2022. The term loan facility matures on January 3, 2028 and the revolving credit facility matures on or such earlier date as the revolving credit commitments may be terminated pursuant to and in accordance with the terms of the Credit Agreement.

Equity Sale of Investment Adviser to HomeREIT

On December 30, 2022, ARE, an indirect wholly-owned subsidiary of Alvarium, entered into an agreement to sell 100% of the equity of AHRA to a newly formed entity owned by the management of AHRA, for aggregate consideration approximately equal to £24 million.

Additionally, ARE received a call option pursuant to which ARE has the right to repurchase AHRA prior to the repayment of the note for a purchase price equal to the loan balance then outstanding thereunder.

The unaudited pro forma combined financial statements include the accounts of AHRA. Subsidiaries are companies over which Alvarium has the power indirectly and/or directly to control the financial and operating policies so as to obtain benefits. In assessing control for accounting purposes, potential voting rights that are presently exercisable or convertible are taken into account. Although Alvarium does not presently have legal control of AHRA, it has a right to reacquire such legal control through the call option it holds and accordingly AHRA has been deemed to be a subsidiary for accounting purposes.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination which reflects actual redemptions of shares at a redemption price of $10 per share which is equal to the pro rata portion of the Trust Account.

Sources and Uses (in millions)

Sources
Alvarium Shareholders Equity(1)	$306
TWMH Members Equity(2)	297
TIG Entities Members Equity(3)	262

Subtotal(5)	865
Cartesian Class B ordinary Shares held by Sponsor and Independent Directors(4)	58
Cash Held in Trust Account	5
Proceeds from PIPE	165

Total Sources	$1,093
Uses
Equity Consideration to Alvarium Shareholders(1)	$306
Equity Consideration to TWMH Members(2)	297
Equity Consideration to TIG Entities Members(3)	262

Subtotal(5)	865
Conversion of Cartesian Class B ordinary Shares held by Sponsor and Independent Directors(6)	58
Secondary Share Purchases	100
Cash to Balance Sheet	8
Estimated Transaction Expenses	62

Total Uses	$1,093

(1)	Represents the $297 million Alvarium Equity Value plus the $9 million Alvarium Closing Cash Adjustment.
(2)	Represents the $312 million TWMH Equity Value less $30 million of Secondary Share Purchases plus the $15 million TWMH Closing Cash Adjustment.
(3)	Represents the $325 million TIG Entities Equity Value less $70 million of Secondary Share Purchases plus the $7 million TIG Entities Closing Cash Adjustment.
(4)

Represents Cartesian Class B ordinary shares held by the Sponsor and independent directors, assuming a per share price of $10.00. Excludes the effect of 2,116,878 shares of Class A Common Stock which was forfeited to PIPE Investors at Closing, and 754,968 shares of Class A Common Stock held by Sponsor based on a five year-post-closing earnout, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 for any 20 trading days within any 30-trading day period and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00 for any 20 trading days within any 30-trading day period.

(5)

Represents the issuance of an aggregate of 86,305,668 shares of Class A Common Stock and Paired Interests to the Alvarium Shareholders and the TWMH Members and TIG Entities Members, as applicable, at an implied value of $10.00 per share or Paired Interest.

(6)	Represents the conversion of Cartesian Class B ordinary shares held by the Sponsor and Independent Directors into Class A Common Stock, at an implied value of $10.00 per share.

Basis of presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Business Combination was completed on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 gives pro forma effects to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using the following:

•	Cartesian’s balance sheet;

•	TWMH’s statement of financial condition;

•	TIG Entities’ statement of financial position; and

•	Alvarium Investments’ statement of financial position

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 have been prepared using the following:

•	Cartesian’s statement of operations;

•	Tiedemann Wealth Management Holdings’ statement of operations;

•	TIG Entities’ statement of operations; and

•	Alvarium Investments’ statement of comprehensive income

The merger between Alvarium Tiedemann and Umbrella was accounted for as a business combination under ASC Topic 805 and 810, and was accounted for using the acquisition method. Under this method of accounting, Umbrella was treated as the “acquired” company for financial reporting purposes.

Under the acquisition method, the acquisition-date fair value of the gross consideration transferred to effect the business combination, as described in Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The Company has made significant estimates and assumptions in determining the preliminary allocation of the gross consideration transferred in the unaudited pro forma condensed combined financial statements. As the unaudited pro forma condensed combined financial statements have been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated operating efficiencies or cost savings that may be associated with the business combination. Certain reclassification adjustments have been made in the unaudited pro forma condensed combined financial statements to conform the Alvarium Tiedemann historical basis of presentation to that of TWMH, where applicable.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain estimates and assumptions. The unaudited pro forma adjustments may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Alvarium Tiedemann believes that assumptions made provide a reasonable basis for presenting all of the significant effects of the Business Combination contemplated based on information available to Alvarium Tiedemann at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the actual results of operations would have been had the business combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the combined company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to Pro Forma Adjustments, which are adjustments that depict in the pro forma condensed combined financial statements the accounting for the transactions required by U.S. GAAP.

The unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Alvarium Tiedemann companies filed consolidated income tax returns during the period presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Alvarium Tiedemann shares outstanding, assuming the transaction occurred on January 1, 2021 and based upon the amount of redemptions.

Note 2—Accounting Policies

Upon consummation of the Business Combination, Alvarium Tiedemann will perform a comprehensive review of TWMH, the TIG Entities, and Alvarium’s accounting policies. As a result of the review, Alvarium Tiedemann may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, Alvarium Tiedemann has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.

Reclassifications

Certain historical balance sheet line items of Cartesian, the TIG Entities, and Alvarium were reclassified to arrive at the pro forma financial statement presentation. Alvarium’s historical financial statements were prepared under UK GAAP. As part of the Business Combination, Alvarium has adjusted its financial statements to conform to US GAAP. The tables below display the adjustments made to the historical Alvarium financial statements to conform to US GAAP.

Alvarium Balance Sheet as of December 31, 2022

Alvarium Balance Sheet as of December 31, 2022 (amounts in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)
Assets
Cash and cash equivalents	£7,153	£7,153	$8,643
Investments at fair value	7	7	9
Equity method investments	7,359	6,951	8,399
Fees receivable	47,003	45,431	54,895
Intangible assets, net	—	87,947	106,266
Goodwill	66,049	44,316	53,547
Fixed assets, net of accumulated depreciation/amortization	2,403	2,403	2,903
Other assets	271	271	328
Right-of-use assets	—	9,207	11,125

Total assets	£130,245	£203,686	$246,115

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	46,128	44,659	53,962
Lease liabilities	—	11,513	13,911
Debt	50,207	50,207	60,666
Deferred tax liability, net	2,012	21,489	25,965

Total liabilities	98,347	127,868	154,504

Equity attributable to owners of the parent company	31,894	75,814	91,606
Non-controlling interests in subsidiaries	4	4	5

Total shareholders’ equity	31,898	75,818	91,611

Total liabilities and shareholders’ equity	£130,245	£203,686	$246,115

(1)

Certain adjustments were made to Alvarium’s historical balance sheet as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a 1.0000 to 1.2083 conversion ratio.

Alvarium Income Statement for the Year Ended December 31, 2022

Alvarium Income Statement for the Year Ended December 31, 2022 (dollars in thousands)	Alvarium Historical (UK GAAP) (GBP)	Alvarium Adjusted for UK to US GAAP Conversion (US GAAP) (GBP) (1)	Alvarium Foreign Currency Adjusted (USD) (2)
Income:
Management/Advisory fees	£72,009	£71,985	$90,696
Incentive fees	2,634	2,634	3,529
Other income/fees	6,981	7,617	9,275

Total income	81,624	82,236	103,500

Expenses:
Compensation and employee benefits	89,760	69,346	86,907
Systems, technology, and telephone	3,329	3,329	4,176
Occupancy costs	3,320	3,320	4,151
Professional fees	16,500	16,500	20,401
Travel and entertainment	2,203	2,203	2,736
Marketing	425	425	516
Business insurance expenses	1,142	1,142	1,436
Education and training	908	908	1,146
Depreciation expense	510	510	641
Contributions, donations and dues	—	—	—
Amortization of intangible assets	8,812	5,291	6,462
Other operating expenses	3,497	3,435	4,138

Total operating expenses	130,406	106,409	132,710

Operating income (loss)	(48,782)	(24,173)	(29,210)
Other income (expenses):
Interest and dividend income	159	159	200
Interest expense	(5,921)	(5,921)	(7,208)
Other investment gain (loss), net	(1,736)	(1,736)	(2,041)
Income from equity method investments	496	866	1,151
Other-than-temporary gain (loss) on equity method investments	4,499	4,225	5,317
Change in fair value of interest rate swap	—	—	—
Other expenses	—	—	—

Income (loss) before taxes	(51,285)	(26,580)	(31,791)
Income tax expense	4,770	5,017	5,939

Net income (loss)	(46,515)	(21,563)	(25,852)
Net income (loss) attributed to non-controlling interests in subsidiaries	(9)	(9)	(12)

Net income (loss) attributable to Alvarium Tiedemann	£(46,506)	£(21,554)	$(25,840)

(1)

Certain adjustments were made to Alvarium’s historical income statement as a result of Alvarium’s conversion from UK GAAP to US GAAP. For further information on the conversion adjustments, please refer to the “Significant differences between generally accepted accounting policies in the United Kingdom (UK GAAP) and those of the United States (US GAAP)” note within Alvarium’s historical financial statements.

(2)	Represents adjustments made to convert Alvarium balances from GBP to USD at a quarterly average rate for the quarters ended March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022.

Note 3—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(a)

Reflects the net proceeds of $165.0 million from the issuance of 16,936,715 shares of Class A Common Stock at $9.80 per share with a par value of $0.0001 from the Private Placements, inclusive of 100,000 shares of Class A Common Stock issued pursuant to the Side Letter for no cash consideration.

(b)	Represents the $7.8 million cash payment in connection with Cartesian’s IPO of $7.8 million of deferred underwriting commissions incurred.

(c)	Represents the net proceeds from the issuance of New Debt. See below for a reconciliation table of the debt adjustments for the period presented.

	Cartesian	TWMH	TIG Entities	Alvarium	AlTi Adjustments	Total
Historical debt balance	$491	$21,187	$42,452	$60,666	$—	$124,796
Extinguishment of debt	(491)	(21,187)	(42,452)	(60,666)	—	(124,796)
New term loan debt	—	—	—	—	100,000	100,000
Term loan debt issuance costs	—	—	—	—	(1,841)	(1,841)
New revolver loan debt	—	—	—	—	32,500	32,500
Revolver debt issuance costs	—	—	—	—	(598)	(598)
Undrawn revolver debt issuance costs	—	—	—	—	(2,164)	(2,164)

Pro forma adjustment	(491)	(21,187)	(42,452)	(60,666)	127,897	3,101

Ending balance	$—	$—	$—	$—	$127,897	$127,897

(d)

Represents the $10.7 million adjustment for the accrual of the Class D-1 distribution payable to the Class D-1 equity interest holder at the Closing of the Business Combination. The Class D-1 equity interest holder expense results in a $3.1 million decrease to the deferred tax liability. The Class D-1 equity interest holder will become an employee of the TIG Entities subsequent to the Business Combination.

(e)	Represents the cash payment to settle transaction expenses at Closing of $39.5 million. See below for a reconciliation of transaction costs for the period presented (in millions):

Transaction Costs by Entity	Total Estimated Transaction Costs	Incremental Transaction Costs (1)	Actual Costs Incurred as of December 31, 2022 (2)	Transactions Costs Accrued and Paid at Closing	Accounting Treatment
TWMH	12.4	6.3	18.7	5.9	Seller transaction costs in accordance with ASC 805-10-25-21 (3)
TIG	9.1	7.2	16.3	9.4	Seller transaction costs in accordance with ASC 805-10-25-21 (3)
Alvarium	20.4	7.4	27.9	16.2	Seller transaction costs in accordance with ASC 805-10-25-21 (3)

Target Company transaction costs	41.9	20.9	62.8	31.5
Cartesian	12.1	(1.8)	10.4	8.0	Buyer transaction costs in accordance with ASC 805-10-25-23

Total transaction costs related to Business Combination	54.0	19.2	73.2	39.5
Settlement of Deferred Underwriting Fee in connection with Cartesian IPO	7.8	—	7.8	7.8	Buyer transaction costs in accordance with ASC 805-10-25-23

Total transaction costs	61.8	19.2	81.0	47.3

(1)

Represents incremental transaction costs incurred that relate to the Business Combination that are in excess of the $61.8 million of Estimated Transaction Expenses. The impact of the $19.2 million incremental transaction costs have been reflected in each of the Target Companies’ Closing Cash Adjustment.

(2)	Costs incurred have been included in the historical financial statements of the respective entities for the respective periods in accordance with SAB Topic 1B.
(3)

Seller transaction costs are reimbursed by Cartesian to TWMH, TIG and Alvarium through a cash transfer to the Target Companies that does not benefit the sellers. As such, these costs do not represent consideration transferred to the selling shareholders.

(f)	Represents the accrual of $12.3 million of success fees contingent on the completion Business Combination.

(g)

Reflects the reclassification of $350.0 million of cash and cash equivalents held in the Trust Account of Cartesian that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

(h)

Reflects the use of $100.0 million representing the secondary purchase of partnership interests in Umbrella, or the Aggregate Cash Consideration to be distributed to the TIG Entities and TWMH Members. The TIG Entities Members are entitled to $70.2 million and the TWMH Members are entitled to $29.8 million of Aggregate Cash Consideration. The distribution of the Aggregate Cash Consideration to the members to the TIG Entities and TWMH occurs subsequent to the issuance of shares for net proceeds of $165.0 million referenced in footnote (a) on the closing date of the transaction, and results in a reduction of cash and equity.

(i)

Represents the adjustment for the estimated preliminary purchase price allocation for the Business Combination. The preliminary calculation of total consideration is presented below as if the Business Combination was consummated on December 31, 2022.

Fair Value (in millions)
Equity consideration to Alvarium Shareholders (i)	$305.8
Aggregate Cash Consideration to TWMH and TIG Entities Members (ii)	100.0
Fair value of Earn-Out Consideration (iii)	75.0
Tax receivable agreement (iv)	9.5
Equity consideration to TWMH Members (v)	282.5
Equity consideration to TIG Entities Members (vi)	274.8

Total consideration for allocation	1,047.6

Assets acquired:
Cash and cash equivalents	24.1
Investments at fair value	148.7
Equity method investments	8.3
Fees receivable	90.5
Right-of-use assets	24.0
Intangible assets, net	575.0
Fixed assets, net of accumulated depreciation/amortization	4.0
Other assets	15.3

Total assets acquired	889.9

Liabilities assumed:
Accrued compensation and profit sharing	35.7
Accrued member distributions payable	11.4
Accounts payable and accrued expenses	101.0
Lease liabilities	27.4
Earn-in consideration payable	1.5
Delayed share purchase agreement	1.8
Debt	124.3
Deferred tax liability, net	69.7
Fair value of payout right	3.7

Total liabilities assumed	376.5

Net assets acquired	513.4

Goodwill	534.2
Less: historical goodwill	79.0

Pro forma adjustment to goodwill	$455.2

(i)	Represents $305.8 million of Class A Common Stock of Alvarium Tiedemann issued to the Alvarium Shareholders based on the fair value of the acquired business.

(ii)

Represents the $29.8 million and the $70.2 million of Aggregate Cash Consideration transferred to the TWMH and TIG Entities Members, respectively, for the secondary purchase of partnership interests in Umbrella.

(iii)

Represents $75.0 million of Earn-Out Consideration transferred to the Alvarium Shareholders, TWMH Members, and TIG Entities Members, which will be settled with shares of Class A Common Stock. The total value of the Earn-Out Consideration was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A common stock over a five-year time period. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Alvarium Shareholders, the TWMH Members, and the TIG Entities Members Earn-Out Consideration is accounted for as contingent consideration under ASC 805 related to the Business Combination. The earnout liability represents an increase to the consideration owed and is not an assumed liability within purchase accounting.

(iv)

Represents the estimated fair value of the Tax Receivable Agreement (“TRA”), which will provide for certain payments made to the TWMH Members, TIG GP Members, and the TIG MGMT Members. The TRA is accounted for as contingent consideration under ASC 805 related to the Business Combination. The $9.5 million increase to the TRA liability establishes the net present value of the contingent consideration owed to TWMH Members and the TIG Entities Members as part of the TRA. Upon completion of the Business Combination, Cartesian will be party to a TRA. As described under “Certain Relationships and Related-Party Transactions—Tax Receivable Agreement,” in connection with this Business Combination, Cartesian will enter into the TRA with the TWMH Members and the TIG Entities Members. The agreement will require Cartesian to pay an amount equal to 85% of the net tax benefit, if any, that Cartesian realizes in certain circumstances as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of Umbrella existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under this TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, € the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations, and (G) future TRA payments.

(v)

Represents $282.5 million of Umbrella Class B common units issued to TWMH Members based on the fair value of the acquired business. The Umbrella Class B common units represent economic-only interests held by the TWMH Members. Additionally, for each Umbrella Class B common units held, TWMH Members also hold a share of Alvarium Tiedemann Class B Common Stock, which provides one-for-one voting rights.

(vi)

Represents $274.8 million of Umbrella Class B common units issued to TIG Entities Members based on the fair value of the acquired business. The Umbrella Class B common units represent economic-only interests held by the TIG Entities Members. Additionally, for each Umbrella Class B common units held, TIG Entities Members also hold a share of Alvarium Tiedemann Class B Common Stock, which provides one-for-one voting rights.

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC Topic 805. Adjustments were made to incorporate the step-up in basis to intangible assets from at the closing of the Business Combination. Below is a summary of the intangible assets acquired in the Business Combination:

	Historical Balance	Fair Value	Change in Estimated Fair Value
Trade Name	—	14,609	14,609
Trade Name – Alvarium Securities	—	121	121
Customer Relationships – TWMH	—	155,700	155,700
Customer Relationships – Investment Advisory	—	6,162	6,162
Customer Relationships – Family Office Services	—	2,054	2,054
Developed Technology – IWP	—	1,000	1,000
Investment Management Agreement – Co-Investment (Private Markets – Indefinite Lived)	—	1,329	1,329
Investment Management Agreement – Co-Investment (Private Markets – Finite Lived)	—	242	242
Investment Management Agreement – Co-Investment (Public Market)	—	146,083	146,083
Backlog– Merchant Banking	—	604	604
Investment Management Agreements – Merger Arbitrage	—	247,100	247,100
Historical Intangible Assets	126,844	—	(126,844)

Total Intangible Assets	126,844	575,004	448,160

Approximately $534.2 million have been allocated to goodwill. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Any difference between the fair value of the consideration transferred and the fair values of the assets acquired, and liabilities assumed is presented as goodwill. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring the Target Companies, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

In addition to the recognition of goodwill and intangibles, the following are adjustments made in connection with the Business Combination:

vii.

A $46.8 million increase in deferred tax liabilities that results from the step-up for tax purposes of certain assets, including the deferred tax asset created as a result of payments resulting from the Tax Receivable Agreement.

viii.	A $204.1 million decrease to historical equity accounts of TWMH, TIG Entities, and Alvarium.

ix.	A $79.0 million decrease in goodwill and subsequent increase to additional paid-in capital to eliminate historical goodwill of TWMH and Alvarium.

x.	A $12.3 million increase to retained earnings to eliminate the accrual of success fees in connection with the Business Combination.

xi.	A $1.1 million increase to accumulated other comprehensive income to eliminate TWMH accumulated other comprehensive income in connection with the Business Combination.

xii.	A $0.3 million decrease to non-controlling interest to reflect the non-controlling interest as a result of the Business Combination.

(j)	Represents the cash payment made to redeeming Class A ordinary shareholders.

(k)

Represents the $5.0 million conversion of all of the outstanding redeemable Ordinary Shares of Alvarium Tiedemann that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital

(l)

Represents the conversion of all of the outstanding redeemable Ordinary Shares of Alvarium Tiedemann that were not redeemed and thus converted into shares of Class A Common Stock with an offset to Additional paid-in capital as well as the automatic conversion on a one-for-one basis of the outstanding non-redeemable Ordinary Shares of Alvarium Tiedemann, which will then automatically convert into the right to receive shares of Class A Common Stock.

Note 4—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The adjustments included in the unaudited pro forma condensed combined statement of operations for the Year ended December 31, 2022 are as follows:

(a)

Represents the $10.7 million adjustment for the Class D-1 equity interest holder’s compensation expense as the Class D-1 equity interest holder will become an employee of the TIG Entities subsequent to the Business Combination.

(b)	Represents the pro forma adjustment to recognize $12.3 million of expenses related to success fees contingent on the Closing of the Business Combination.

(c)

Represents adjustments to incorporate intangible asset amortization for the step-up in basis related to the Business Combination at the closing of the Business Combination. This pro forma adjustment has been calculated assuming the transaction occurred on January 1, 2022. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma amortization expense.

Identified Intangible Asset	Fair Value	Years of Amortization	Amortization for Period
Trade Name	$14,609	10	1,460
Trade Name - Alvarium Securities	121	1	121
Customer Relationships – TWMH	155,700	27	5,767
Customer Relationships – Investment Advisory	6,162	32	193
Customer Relationships – Family Office Services	2,054	20	103
Developed Technology – IWP	1,000	5	200
Investment Management Agreement – Co-Investment (Private Markets – Indefinite Lived)	1,329	Indefinite	—
Investment Management Agreement – Co-Investment (Private Markets – Finite Lived)	242	5	48
Investment Management Agreement – Co-Investment (Public Market)	146,083	Indefinite	—
Backlog – Merchant Banking	604	1	604
Investment Management Agreements – Merger Arbitrage	247,100	Indefinite	—
Historical Amortization			(8,348)

Total amortization expense			148

(d)	Represents the pro forma adjustments to eliminate interest earned on cash and marketable securities held in the Trust Account.

(e)	Represents the pro forma adjustments related to interest expense from the issuance of New Debt. See below for a reconciliation table of the debt adjustments for the period presented.

	Cartesian	TWMH	TIG Entities	Alvarium	AlTi Adjustments	Total
Historical interest expense	$32	$633	$2,593	$7,208	$—	$10,466
Eliminate interest expense	(32)	(633)	(2,593)	(7,208)	—	(10,466)
Term loan interest expense	—	—	—	—	7,975	7,975
Revolver loan interest expense	—	—	—	—	3,772	3,772

Pro forma adjustment	(32)	(1,033)	(2,593)	(7,321)	11,747	1,281

Total	$—	$—	$—	$—	$11,747	$11,747

(f)

Prior to the Closing, Umbrella was treated as a partnership for U.S. federal and state income tax purposes. As such, Umbrella’s profits and losses flowed through to its partners and were generally not subject to tax at the Umbrella level. Following the Closing, Umbrella is subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We estimate that our allocable share of income or loss from the partnership will be subject to an effective tax rate of 29%. Further, these pro forma income tax provisions are prepared as if the transaction occurred on January 1, 2022.

(g)(i)

Represents the pro forma 49% economic interest the non-controlling shareholders will hold in Class B common units in Umbrella. The amount is determined by multiplying the sum of the total net income of TWMH, TIG Entities, Alvarium, and the net income of the Business Combination Adjustments by 49%.

(g)(ii)	Represents the pro forma 49% economic interest the non-controlling shareholders will hold in Class B common units in Umbrella.

The amounts are calculated as follows (in thousands):

For the Year Ended December 31, 2022
Income before taxes attributable to NCI
TWMH	$(5,471)
TIG Entities	42,244
Alvarium	(31,791)

4,982
Pro forma economic interest percentage	48.91%

Pro forma income before taxes attributable to NCI	2,437
Pro forma adjustments
Class D-1 Adjustment	(10,659)
Pro forma interest expense adjustment	(1,281)
Business combination adjustment (success fee)	(12,341)
Business combination adjustment (amortization expense)	(148)

(24,429)
Pro forma economic interest percentage	48.91%

Pro forma amortization expense business combination adjustment attributable to NCI	(11,948)
Alvarium Income Tax Expense	5,939
Pro forma economic interest percentage	48.91%

Alvarium Income Tax Expense attributable to NCI	2,905
Alvarium amortization	4,983
Alvarium success fee	(6,928)

(1,945)
UK Corporate Tax Rate	19.00%
Pro forma economic interest percentage	48.91%

Alvarium amortization tax add-back attributable to NCI	179

Net income attributed to NCI in subsidiaries Pro Forma Adjustment	$(6,427)

TWMH	113
TIG Entities	—
Alvarium	12
Class D-1 Adjustment	3,696
Pro forma interest expense adjustment	444

Net income attributed to NCI in subsidiaries Business Combination Adjustment	$(2,162)

Note 5—Earnings Per Share

Earnings per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding at January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

For the purposes of calculating the weighted average number of shares, the Class B shares have been excluded from the calculation as the shares represent voting only shares. The weighted average number of shares outstanding represents Class A shares outstanding, which are economic interest only shares. The following factors are considered, in each case based upon the pro forma shareholder redemption scenarios:

(a)	Management determined that the economic shares include Class A common shares issued to:

a.	SPAC Shareholders

i.	0.5 million shares issued.

b.	SPAC Sponsor and Independent Directors

i.

Approximately 5.8 million shares issued to SPAC Sponsor, which represent approximately 8.6 million shares less the approximately 2.1 million of Sponsor Shares forfeited, less the 0.7 million shares held by the Sponsor forfeited based on a five-year post-closing earn-out, with (i) 50% of such shares being no longer subject to forfeiture if the VWAP of the shares equals or exceeds $12.50 and (ii) the remaining 50% of such shares no longer subject to forfeiture if the VWAP of the shares equals or exceeds $15.00;

c.	PIPE Investors

i.	Approximately 19.0 million shares issued to PIPE Investors.

d.	Alvarium Shareholders

i.	Approximately 30.6 million shares issued to Alvarium Shareholders.

(b)

Existing shareholders have rights to exchange the pre-existing voting units to Class A common shares on a one-for-one exchange basis. Upon full exchange, Class A common shares shall be increased by 55.0 million shares. The conversion effects are excluded in the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

(c)

The 11.5 million of public warrants and 8.9 million of private warrants with an exercise price at $11.50 are not converted to Class A Common Stock at the Closing of the Business Combination. The warrant effects are excluded from the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

(d)

The 10.4 million of remaining earn-out shares will be allocated among the TWMH Members, the TIG Entities Members, the Alvarium Shareholders, and the Sponsor. Of the total earn-out shares, 2.5 million, will be allocated to Alvarium Shareholders and 0.8 million will be allocable to the Sponsor, which will vest into Class A Common Stock. Of the remaining earn-out shares, 3.6 million will be allocated to the TWMH Members and 3.5 million, will be allocated to the TIG Entities Members, which will vest into Class B Common Stock. The earn-out effects are excluded in the diluted earnings per share calculation, as the result would be anti-dilutive for the year ended December 31, 2022.

For the Year Ended December 31, 2022
Numerator
Net income	$(11,090)
Less: net income (loss) attributable to noncontrolling interests	(6,427)

Net income attributable to holders of Class A Common Stock – basic	$(4,663)

Denominator
Weighted average shares of Class A Common Stock outstanding – basic	57,488,068
Weighted average shares of Class A Common Stock outstanding – diluted	57,488,068
Basic earnings per share	$(0.08)
Diluted earnings per share	$(0.08)

The pro forma book value per share information reflects the Business Combination as if it had occurred on December 31, 2022.

Pro Forma Combined
Book Value Per Share (1)	$7.81

(1)

Book value per share = total equity attributable to controlling interests/shares outstanding. For the pro forma combined book value per share, total equity attributable to controlling interests is derived using 57.5 million shares.

Certain Non-GAAP Pro Forma Information

The unaudited pro forma condensed combined financial statements are reported in accordance with GAAP and Article 11 of SEC Regulation S-X. In addition, we have provided the following pro forma non-GAAP financial information. We believe that this pro forma non-GAAP financial measure provides useful information about the combined company’s pro forma operating results.

This pro forma non-GAAP financial measure is not an alternative to the unaudited pro forma condensed combined statement of operations prepared in accordance with GAAP and should be considered in addition to, and not as a substitute or superior to, such pro forma financial statement. Using only the pro forma non-GAAP financial measure to analyze performance would have material limitations because its calculation is based on our subjective determination regarding the nature and classification of events and circumstances that investors may find significant. For these pro forma non-GAAP financial measures, a reconciliation of the differences between the pro forma non-GAAP measure and the most directly comparable pro forma GAAP measure has been provided. Although other companies report non-GAAP net income and diluted earnings per share, numerous methods may exist for calculating a company’s non-GAAP net income and diluted earnings per share. As a result, the method used to calculate the combined company’s pro forma non-GAAP financial measure may differ from the methods used by other companies to calculate their non-GAAP measures.

Pro Forma Combined Adjusted Net Income (“Adjusted Net Income”)

We define Adjusted Net Income as follows:

Net income (loss) from continuing operations before one-time extraordinary and certain non-cash items, including but not limited to:

•	equity settled share-based payments;

•	impairment of equity method investments;

•	COVID-19 subsidies;

•	one-time bonuses;

•	transaction expenses,

•	legal settlement;

•	fair value adjustments to strategic investments;

•	change in fair value of (gains) / losses on investments;

•	Holbein compensatory earn-in;

•	other one-time deal costs;

•	long term incentive plan expenses;

•	TWMH Partner’s payout right;

•	change in fair value of warrant liability;

•	one-time fees and charges; and

•	the income tax expense or benefit on the foregoing adjustments that are subject to income tax

Adjusted Net Income provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted Net Income is one of the metrics we use to review the financial performance of our business on a monthly basis.

Adjusted Net Income is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss) or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

Pro Forma Combined Adjusted EBITDA (“Adjusted EBITDA”)

We define Adjusted EBITDA as follows:

•	Adjusted Net Income;

•	adjustments related to joint ventures and associates;

•	interest expense, net;

•	income tax (benefit) expense;

•	the income tax expense or benefit on adjustments to net income that are subject to income tax; and

•	depreciation and amortization expense.

Adjusted EBITDA provides us with a measure of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation, non-cash impairments and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics we use to review the financial performance of our business on a monthly basis.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as an alternative to income from operations, net income (loss) or any other measure of performance or liquidity derived in accordance with GAAP. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance.

The following tables present our reconciliation of pro forma Adjusted Net Income and Adjusted EBITDA for the combined Company with the Pro Forma Condensed Combined Statements of Operations for the years ended December 31, 2022, December 31, 2021 and December 31, 2020:

(Amounts in thousands)	Year Ended December 31, 2022
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income attributed to Alvarium Tiedemann	$(4,663)
Pro forma net income attributed to non-controlling interests in subsidiaries	(6,427)

Pro forma net income	(11,090)
Income tax expense	(4,553)

Pro forma net income before taxes	(15,643)
Equity settled share based payments P&L (a)(i)	4,223
Transaction expenses (b)	49,499
Change in fair value of (gains) / losses on investments (c)	(225)
Fair value adjustments to strategic investments (d)	(19,454)
Change in fair value of warrant liability (e)	(12,562)
Change in fair value of conversion option liability (f)	41
One-time bonuses (g)	1,019
TWMH Partner’s payout right (h)	3,662
Holbein compensatory earn-in (i)	1,858
Other one-time deal costs (j)	643
Long term incentive plan expenses (k)	13,170
Legal settlement (l)	7,092

Pro forma adjusted income before taxes	33,323
Adjusted income tax expense	(9,715)

Pro Forma Combined Adjusted Net Income	23,608
Net income attributed to non-controlling interests in subsidiaries	13,573

Pro Forma Combined Adjusted Net Income attributable to Alvarium Tiedemann	10,035
Net income attributed to non-controlling interests in subsidiaries	13,573
Adjustments related to joint ventures and associates (m)	2,029
Interest expense, net	11,340
Income tax expense	(4,553)
Adjusted income tax expense less income tax expense	14,268
Depreciation and amortization	9,783

Pro Forma Combined Adjusted EBITDA	$56,475

Pro Forma Earnings Per Share
Basic	$(0.08)
Diluted	$(0.08)
Pro Forma Adjusted Net Income Per Share
Basic	$0.17
Diluted	$0.15
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income Per Share
Basic	57,488,068
Diluted – pro forma	57,488,068
Diluted – adjusted net income	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to it employees.
(b)

Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance. The amount represents $27.2 million of transaction expenses incurred by the Targets for the Year Ended December 31, 2022, $8.6 million of transaction expenses incurred by Cartesian for the Year Ended December 31, 2022, and a $12.3 million pro forma adjustment related to the recognition of success fees contingent on the closing of the Business Combination for the Year Ended December 31, 2022.

(c)	Represents the change in unrealized gains/losses related primarily to the TWMH interest rate swap and Cartesian treasury bills.
(d)	Represents add-back of unrealized (gains) / losses on strategic investments.
(e)	Represents the change in the fair value of the warrant liability.
(f)	Represents the change in the fair value of the conversion option liability.
(g)

The amount is related to incremental compensation expense associated with the TIH acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH including the forgiveness of a promissory note.

(h)	Represents the change in the TWMH Partner’s payout related to the Business Combination.
(i)

Add back of cash portion of the compensatory earn-ins related to the Holbein acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH. The $3.7 million of compensatory earn-ins is settled in 50% equity and 50% cash. Add back of equity portion of compensatory earn-ins of $1.9 million is included in the equity settled share-based payments combined EBITDA adjustment.

(j)	Related to professional fees associated with an acquisition target. These costs are not related to the Business Combination.
(k)	Represents adjustment for one-time payments made under long term incentive plan (LTIP).
(l)	Represents adjustment for separation agreement expense recorded during the year ended December 31, 2022.
(m)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.

Year Ended December 31, 2021
(Amounts in thousands)
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income attributed to Alvarium Tiedemann	$16,450
Pro forma net income attributed to non-controlling interests in subsidiaries	21,444

Pro forma net income	37,894
Income tax expense	6,553

Pro forma net income before taxes	44,447
Equity settled share based payments P&L(a)	5,533
Transaction expenses(b)	17,364
Legal settlement(c)	565
Impairment of equity method investment(d)	2,364
Change in fair value of (gains) / losses on investments (e)	(2)
Fair value adjustments to strategic investments(f)	(15,370)
Change in fair value of warrant liability(g)	(814)

Pro forma adjusted income before taxes	54,087
Adjusted income tax expense	(7,961)

Pro Forma Combined Adjusted Net Income	46,126
Net income attributed to non-controlling interests in subsidiaries	24,966

Pro forma Combined Adjusted Net Income attributable to Alvarium Tiedemann	21,160
Net income attributed to non-controlling interests in subsidiaries	24,966
Adjustments related to joint ventures and associates(h)	3,313
Interest expense, net	11,698
Income tax expense	6,553
Adjusted income tax expense less income tax expense	1,408
Depreciation and amortization	9,390

Pro Forma Combined Adjusted EBITDA	$78,489

Pro Forma Earnings Per Share
Basic	$0.29
Diluted	$0.24
Pro Forma Adjusted Net Income Per Share
Basic	$0.37
Diluted	$0.31
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income Per Share
Basic	57,488,068
Diluted	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.

(b)

Represents adjustment for transaction expenses related to Cartesian’s IPO and the Business Combination, in order to reflect our recurring performance. The amount represents $15.6 million of transaction expenses incurred by the Targets for the Year Ended December 31, 2021 and $1.8 million of transaction expenses incurred by Cartesian for the Year Ended December 31, 2021.

(c)

Represents legal fees incurred in connection with a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(d)	Represents the adjustment to an other-than-temporary impairment of the Tiedemann Constantia AG equity method investment.
(e)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(f)	Represents add-back of unrealized (gains) / losses on strategic investments.
(g)	Represents the change in the fair value of the warrant liability.
(h)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.

Year Ended December 31, 2020
(Amounts in thousands)
Pro Forma Combined Adjusted Net Income and Combined Adjusted EBITDA
Pro forma net income (loss) attributed to Alvarium Tiedemann	$4,840
Pro forma net income attributed to non-controlling interests in subsidiaries	6,243

Pro forma net income (loss)	11,083
Income tax expense	1,916

Pro forma net income before taxes	12,999
Equity settled share based payments P&L (a)	1,154
Covid subsidies(b)	(976)
One-time bonuses(c)	2,200
Legal settlement(d)	6,313
Change in fair value of (gains) / losses on investments (e)	266
Fair value adjustments to strategic investments(f)	(7,670)
One-time fees and charges(g)	181

Pro forma adjusted net income before taxes	14,467
Adjusted income tax expense	(1,679)

Pro Forma Combined Adjusted Net Income	12,788
Net income attributed to non-controlling interests in subsidiaries	7,494

Pro forma Combined Adjusted Net Income (loss) attributable to Alvarium Tiedemann	5,294
Net income attributed to non-controlling interests in subsidiaries	7,494
Adjustments related to joint ventures and associates (h)	7,615
Interest expense, net	11,683
Income tax expense	1,916
Adjusted income tax expense less income tax expense	(238)
Depreciation and amortization	9,311

Pro Forma Combined Adjusted EBITDA	$43,075

Pro Forma Earnings Per Share
Basic	$0.08
Diluted	$0.07
Pro Forma Adjusted Net Income (loss) Per Share
Basic	$0.09
Diluted	$0.08
Pro Forma Number of Shares Used in Computing Earnings Per Share and Adjusted Net Income (loss) Per Share
Basic	57,488,068
Diluted	67,895,822

(a)	Represents add-back of the non-cash expense related to equity-based compensation to its employees.
(b)	Represents COVID-19 subsidies received from UK, USA, Hong Kong and Singaporean governments.
(c)	Represents a one-time bonus payment made to certain members in 2020.
(d)

Represents an accrual related to a legal action that was settled in July 2021. For further detail on the legal settlement, refer to Note 13, “Legal settlement,” of the Notes to the Combined and Consolidated Financial Statements of the TIG Entities.

(e)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(f)	Represents the adjustment to add back unrealized (gains) / losses on strategic investments.
(g)	Represents other one-time fees and charges that management believes are not representative of the operating performance.
(h)	Represents Alvarium’s share of joint ventures and associates Adjusted EBITDA.